Exhibit 99.1

First Ottawa Bancshares Announces Annual Earnings

OTTAWA, Ill., January 29, 2010 - First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the year ended December 31, 2009, of $1.8 million, or $2.84 per basic common share, and $2.83 per diluted common share, compared to net income of $1.9 million, or $2.87 per basic common share, and $2.86 per diluted common share, for the year ended December 31, 2008. The Company paid cash dividends of $1.54 per share in 2009 and $3.00 per share in 2008.

“First Ottawa’s year end earnings, constituting $2.84 per share, are only slightly less than 2008. The impact of the industry wide increase of FDIC Insurance premiums to $564,000, or $.68 per share after taxes, was nearly fully absorbed by other factors. Our earnings per share, which we consider our primary driver of shareholder value, were excellent, especially considering the bleak banking industry environment in 2009.” said Jock Brown, President and CEO. “We have continued to aggressively attack our non-performing loans and have dramatically increased our reserve for potential loan losses. No 2009 profit sharing bonuses were paid.”

Net income for 2009 decreased $19,000, or 1.0%, from 2008. Net interest income after provision for loan losses decreased $1.2 million, which was the net result of a $1.2 million increase in the provision for loan losses, a $1.6 million decrease in total interest income, and a $1.6 million decrease in interest expense. The net interest margin on a tax equivalent basis decreased to 3.88% in 2009 from 3.91% in 2008.  The primary reason for the decrease in the net interest margin was the result of an increase in non performing assets and a decrease in the market rates earned on assets during the year. The decrease in interest income was attributable to decreases in average tax-equivalent yields available in the marketplace in 2009.

The Company’s non-interest income increased $2.4 million, or 227.2%, compared to 2008.  Non-interest income increased primarily due to $979,000 of gains realized on the sale of investment securities in 2009, compared to 2008 impairment losses realized on equity security investments of $647,000. The market adjustment for the index powered certificates of deposit in the current year decreased $5,000, compared to a loss of $401,000, in the prior year.  Service charges on deposit accounts decreased by $9,000, or 1.1%, to $843,000 due to decreased overdraft volume in 2009 compared to 2008.  Gains on loan sales to the secondary market increased $374,000 to $432,000 in 2009 compared to 2008 as a result of increased originations of residential real estate loans because of the general decrease in interest rates in 2009. Trust and farm management fee income decreased slightly to $503,000 in 2009 from $540,000 in 2008.

The Company’s non-interest expense was $8.9 million in 2009 and $7.7 million in 2008.  Salaries and benefits, which is the largest component of non-interest expense, increased $345,000, to $4.6 million in 2009.  Increases in data processing expense of $5,000, insurance expense of $510,000, other expense of $345,000, and professional fees of $65,000 were partially offset by a decrease in occupancy and equipment expense of $85,000, and decreased amortization of core deposit intangible expense of $17,000 in 2009.  Insurance expense increased dramatically in 2009 due to a $526,000 increase in FDIC insurance premiums compared to 2008.  Other expense increased due to expenses incurred as a result of the increase in other real estate owned of $139,000, increased losses on the sale of other real estate owned of $19,000, increased directors life insurance expense of $117,000, and increased amortization of mortgage servicing asset of $84,000 during 2009. Income tax expense increased by $44,000 compared to 2008.  The Company’s effective tax rate increased slightly in 2009.

Total assets at December 31, 2009, increased to $283.7 million from $275.2 million at December 31, 2008.  Total deposits at December 31, 2009, were $251.2 million, compared to $240.7 at December 31, 2008. Total stockholders’ equity at December 31, 2009 and December 31, 2008 was $26.0 million and $24.7 million, respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, two branches in Streator, a branch in Morris, a branch in Yorkville and a loan production office in Minooka. All information at and for the period ended December 31, 2009, has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.